Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 19, 2013 related to Clear Channel Capital I, LLC and subsidiaries, in the Registration Statement on Form S-4 and related Prospectus of Clear Channel Communications, Inc. for the registration of $1,999,815,000 aggregate principal amount of 9.0% Priority Guarantee Notes due 2019 and $575,000,000 aggregate principal amount of 11.25% Priority Guarantee Notes due 2021.

/s/ Ernst & Young LLP

San Antonio, Texas

May 16, 2013